===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                                (AMENDMENT NO. 1)

                                  RYERSON INC.
                                (Name of Issuer)

                    COMMON STOCK ($1.00 PAR VALUE PER SHARE)
                         (Title of Class of Securities)

                                    78375P107
                                 (CUSIP Number)

                              WILLIAM R. LUCAS, JR.
                          ONE RIVERCHASE PARKWAY SOUTH
                            BIRMINGHAM, ALABAMA 35244
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 JANUARY 2, 2007
                      (Date of Event which Requires Filing
                               of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78375P107                                                Page 2 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Master Fund I, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,500,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,500,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,500,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 3 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Offshore Manager, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,500,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,500,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,500,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 4 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC Investors, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,500,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,500,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,500,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 5 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               50,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      50,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 6 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Special Situations GP, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               50,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      50,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 7 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC - New York, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               50,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      50,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 8 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbert Management Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Alabama
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 9 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Philip Falcone
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 10 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Raymond J. Harbert
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 11 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael D. Luce
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                               Page 12 of 16


Item 1.  SECURITY AND ISSUER.

               This Amendment No. 1 to Schedule 13D ("Amendment No. 1") is being filed by Harbinger Capital Partners Master Fund I, Ltd. (the "Master Fund"), Harbinger Capital Partners Offshore Manager, L.L.C. ("Harbinger Manager"), the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member ("HMC Investors"), Harbinger Capital Partners Special Situations Fund, L.P. (the "Special Fund"), Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund ("HCPSS"), HMC - New York, Inc., the managing member of HCPSS ("HMCNY"), Harbert Management Corporation ("HMC"), the managing member of HMC Investors and the parent of HMCNY, Philip Falcone, a shareholder of HMC and the portfolio manager of the Master Fund and the Special Fund, Raymond J. Harbert , a shareholder of HMC, and Michael D. Luce, a shareholder of HMC (each of the Master Fund, Harbinger Manager, HMC Investors, HMC, Special Fund, HCPSS, HMCNY, Philip Falcone, Raymond J. Harbert and Michael D. Luce may be referred to herein as a "Reporting Person" and collectively may be referred to as "Reporting Persons"), to amend the Schedule 13D filed by the Reporting Persons on December 13, 2006 (the "Schedule 13D"), with respect to the Common Stock, $1.00 per share par value of Ryerson Inc. (the "Issuer"). The address of the Issuer is 2621 West 15th Place, Chicago, Illinois 60608.

               Unless otherwise indicated herein, terms used and defined in the
Schedule 13D shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.

Item 4.  PURPOSE OF TRANSACTION.

               Item 4 of the Schedule 13D is hereby amended by deleting the last sentence of the fourth paragraph thereof and inserting the following as a new paragraph immediately following the sixth paragraph thereof:

               "On January 2, 2007, the Master Fund and the Special Fund delivered a notice (the "Notice") to the Secretary of the Issuer formally notifying the Issuer of its intent (i) to nominate for the 2007 annual meeting of stockholders of the Issuer (the "2007 Annual Meeting") the following seven individuals for election as directors of the Issuer: Keith E. Butler; Eugene I. Davis; Daniel W. Dienst; Larry J. Liebovich; Gerald Morris; Richard Kochersperger; and Allen Ritchie (the "Nominees") and (ii) to bring before the 2007 Annual Meeting proposed resolutions (A) to repeal each provision or amendment of the By-laws of the Issuer adopted by the Board of Directors of the Issuer without the approval of the Company's stockholders subsequent to January 1, 2006 (purportedly the last date of reported changes) and prior to the approval of the resolution and (B) to amend the Issuer's By-laws to provide that the Board of Directors of the Issuer shall consist of not fewer than six
(6) directors nor more than ten (10) directors. The proposals are intended to deter the current members of the Board from creating obstacles to the election of the Nominees as a majority of the Board. The HCP Funds may be deemed to have an interest in the proposals insofar as adoption of the proposals may facilitate the election of the HCP Nominees. A copy of the Notice is attached hereto as Exhibit C. In connection with the delivery of the Notice, the Master Fund and the Special Fund have issued a press release, a copy of which is attached hereto as Exhibit D."

               Item 4 is hereby further amended by deleting the seventh paragraph thereof and inserting the following immediately following the final paragraph thereof:

               "IMPORTANT INFORMATION

               HARBINGER INTENDS TO MAKE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE ISSUER'S 2007 ANNUAL MEETING. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2007 ANNUAL MEETING

CUSIP No. 78375P107                                               Page 13 of 16


WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO THE ISSUER'S STOCKHOLDERS AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE NOTICE ATTACHED HERETO AS EXHIBIT C."

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

               Exhibit C: Notice of Nomination and Stockholder Proposal

               Exhibit D: Press Release dated January 2, 2007

               Exhibit E: Joint Filing Agreement

CUSIP No. 78375P107                                               Page 14 of 16


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   HARBINGER CAPITAL PARTNERS MASTER
                                   FUND I, LTD.

                                   By:  Harbinger Capital Partners Offshore
                                        Manager, L.L.C.

                                   By:  HMC Investors, L.L.C.,  Managing Member

                                   By:  /s/ Joel B. Piassick
                                        -------------------------------------
                                        Name:  Joel B. Piassick
                                        Title: Executive Vice President


                                   HARBINGER CAPITAL PARTNERS
                                   OFFSHORE MANAGER, L.L.C.*

                                   By:  HMC Investors, L.L.C., Managing Member

                                   By:  /s/ Joel B. Piassick
                                        -------------------------------------
                                        Name:  Joel B. Piassick
                                        Title: Executive Vice President


                                   HMC INVESTORS, L.L.C.*

                                   By:  /s/ Joel B. Piassick
                                        -------------------------------------
                                        Name:  Joel B. Piassick
                                        Title: Executive Vice President

CUSIP No. 78375P107                                               Page 15 of 16


                                   HARBINGER CAPITAL PARTNERS SPECIAL
                                   SITUATIONS FUND, L.P.

                                   By:  Harbinger Capital Partners Special
                                        Situations GP, LLC

                                   By:  HMC - New York, Inc., Managing Member

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name:  William R. Lucas, Jr.
                                        Title: Senior Vice President
                                               & General Counsel


                                   HARBINGER CAPITAL PARTNERS SPECIAL
                                   SITUATIONS GP, LLC.*

                                   By:  HMC - New York, Inc.,  Managing Member

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name:  William R. Lucas, Jr.
                                        Title: Senior Vice President
                                               & General Counsel


                                   HMC - NEW YORK, INC.*

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name:  William R. Lucas, Jr.
                                        Title: Senior Vice President
                                               & General Counsel


                                   HARBERT MANAGEMENT CORPORATION*

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name: William R. Lucas, Jr.
                                        Title:   Executive Vice President

CUSIP No. 78375P107                                               Page 16 of 16



                                   /s/ Philip Falcone
                                   ------------------------------------------
                                   Name: Philip Falcone*


                                   /s/ Raymond J. Harbert
                                   ------------------------------------------
                                   Name: Raymond J. Harbert*


                                   /s/ Michael D. Luce
                                   ------------------------------------------
                                   Name: Michael D. Luce*


January 3, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).